     As filed with the Securities and Exchange Commission on May, 5 1999
                                                     Registration No.
================================================================================

                                                    SECURITIES AND EXCHANGE COMMISSION
                                                          Washington, D.C. 20549

                                                               FORM S-8/S-3
                                                          REGISTRATION STATEMENT
                             (Including Registration of Shares for Resale by Means of a Form S-3 Prospectus)
                                                                  Under
                                                        The Securities Act of 1933

                                                   TICKETMASTER ONLINE-CITYSEARCH, INC.
                                          (Exact name of Registrant as specified in its charter)

Delaware                                                                                                   95-4546874
(State of incorporation)                                                                      (I.R.S. Employer Identification No.)
                                               790 E. Colorado Boulevard, Suite 200
                                                    Pasadena, California 91101
                                             (Address of principal executive offices)

                                                 CityAuction, Inc. 1998 Stock Plan
                                               Restricted Stock Purchase Agreements
                                                     (Full Title of the Plan)

                                                           Charles Conn
                                                      Chief Executive Officer
                                               Ticketmaster Online-CitySearch, Inc.
                                               790 E. Colorado Boulevard, Suite 200
                                                    Pasadena, California 91101
                                                          (626) 405-0050
                         (Name, address, and telephone number, including area code, of agent for service)

                                                             Copy to:
                                                      John T. Sheridan, Esq.
                                                 Wilson Sonsini Goodrich & Rosati
                                                     Professional Corporation
                                                        650 Page Mill Road
                                                        Palo Alto, CA 94304
                                                          (415) 493-9300

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                   Proposed Maximum     Proposed Maximum
               Title of Securities          Maximum Amount to be    Offering Price     Aggregate Offering          Amount of
                to be Registered                Registered(1)         Per Share            Price                Registration Fee
Class B Common Stock, $0.01 par value       671,929 shares(3)         $31.56(2)       $ 21,206,079.24             $ 5,895.29
   Issued under CityAuction, Inc.
   Restricted Stock Purchase Agreements..
------------------------------------------------------------------------------------------------------------------------------------

   To be issued upon exercise of            6,274 shares(3)          $  0.36(4)          $ 2,258.64               $  0.63
     outstanding options under the
     CityAuction, Inc. 1998 Stock Plan...
------------------------------------------------------------------------------------------------------------------------------------

      Total..............................   678,203 shares                             $ 21,208,337.88            $ 5,895.92

================================================================================
(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(2) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the average of the high and low prices reported on the Nasdaq National Market on May 3, 1999.
(3)  Certain of such shares are subject to vesting.
(4) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the exercise price of $0.36 per share covering authorized but unissued shares to be issued upon exercise of outstanding options under the CityAuction, Inc. 1998 Stock Option Plan.
================================================================================

                                  PROSPECTUS

May 5, 1999

                                671,929 Shares

                                    [LOGO]

                            Class B Common Stock

                                 ------------

These shares may be offered and sold from time to time by certain stockholders of Ticketmaster Online-CitySearch, Inc. identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on March 29, 1999 in connection with the acquisition of CityAuction, Inc., by Ticketmaster Online-CitySearch, Inc. pursuant to an Agreement of Merger and Plan of Reorganization dated as of January 8, 1999 by and among Ticketmaster Online-CitySearch, Inc., Nero Acquisition Corporation, CityAuction, Inc., Andrew Rebele and Monica Lee, as amended (the "Merger Agreement").

The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Ticketmaster Online-CitySearch, Inc. will not receive any proceeds from the sale of the shares.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK.

Ticketmaster Online-CitySearch, Inc.'s Class B common stock is quoted on the Nasdaq National Market under the symbol "TMCS." On May 3, 1999, the last reported sale of the Class B common stock was $30.56 per share.

                                --------------

          THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
               REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE
                SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
                    TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                                --------------
                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Ticketmaster Online-CitySearch, Inc...........................................   2
Recent Developments...........................................................   2
Risk Factors..................................................................   5
Where to Find More Information About Ticketmaster Online-CitySearch, Inc......  30
Information Incorporated by Reference.........................................  30
Selling Stockholders..........................................................  31
Plan of Distribution..........................................................  31
Indemnification of Directors and Officers.....................................  32

                                --------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Ticketmaster Online-CitySearch, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

                          FORWARD LOOKING INFORMATION

     This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In addition, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 1998, which report is incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

     Ticketmaster Online-CitySearch, Inc. ("Ticketmaster Online-CitySearch") is a leading provider of local city guides, local advertising and live events ticketing on the Internet. Ticketmaster Online-CitySearch is integrating its local CitySearch city guides with its Ticketmaster Online live events ticketing and merchandise distribution capabilities to offer online ticketing, merchandise, electronic coupons and other transactions to a broader audience of consumers. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets for live events and related merchandise on the World Wide Web in 43 states and in Canada and the United Kingdom. Consumers can access the Ticketmaster Online service at www.ticketmaster.com and from CitySearch owned and operated city guides at www.citysearch.com through numerous direct links from banners and event profiles. Ticketmaster Online-CitySearch's principal offices are located at 790 E. Colorado Boulevard, Suite 200, Pasadena, California, 91101, and the telephone number at that address is (626) 405-0050.

                              RECENT DEVELOPMENTS


     On February 9, 1999, USA Networks, Inc. ("USAi"), Lycos, Inc.
("Lycos") and Ticketmaster Online-CitySearch announced that they had entered into definitive agreements (the "Agreements") relating to the combination of Ticketmaster Online-CitySearch, Lycos and USAi's Home Shopping Network, Ticketmaster and Internet Shopping Network/First Auction businesses (the "Contributed Businesses") in a new company to be named USA/Lycos Interactive Networks, Inc. ("USA/Lycos"). The transactions will be effected by mergers of Lycos and Ticketmaster Online-CitySearch with subsidiaries of USA/Lycos and the contribution by USAi to USA/Lycos of the Contributed Businesses, in exchange for the consideration summarized below (the "Transactions").

     Pursuant to the Agreements, upon consummation of the Transactions:

i) each share of Lycos Common Stock will be converted into the right to receive (a) 1 share of USA/Lycos Common Stock and (b) 0.2963 of a share of USA/Lycos Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock");

ii) each share of Ticketmaster Online-CitySearch Class B Common Stock (the publicly traded Ticketmaster Online-CitySearch stock) will be converted into the right to receive (x) 0.4464 of a share of USA/Lycos Common Stock and (y) 0.0584 of a share of Series A Preferred Stock;

iii) each share of Ticketmaster Online-CitySearch Class A Common Stock will be converted into the right to receive 0.4464 of a share of USA/Lycos Class B Common Stock; and

iv)   USAi will receive 88,353,398 shares of USA/Lycos Class B Common
      Stock and 1,938,853 shares of Series A Preferred Stock in exchange for the Contributed Businesses.


     Both the USA/Lycos Common Stock and Series A Preferred Stock will be publicly traded. The USA/Lycos Class B Common Stock will not be publicly traded. Except as otherwise provided by Delaware law, the USA/Lycos Common Stock will have one vote per share, and the USA/Lycos Class B Common

Stock will have 15 votes per share on all matters submitted to a vote of USA/Lycos' stockholders, including the election of directors of USA/Lycos.

     Upon closing of the Transactions, based on the expected initial ownership of USA/Lycos on an adjusted fully diluted basis, former Lycos shareholders will own 30% of the USA/Lycos equity, former Ticketmaster Online-CitySearch shareholders (other than USAi) will own 8.5% of the USA/Lycos equity and USAi will own 61.5% of the USA/Lycos equity (including 10.9% relating to USAi's controlling interest in Ticketmaster Online-CitySearch). Upon the closing, USAi will beneficially own shares of USA/Lycos stock representing approximately 96% of the combined voting power of USA/Lycos, assuming all holders of Ticketmaster Online-CitySearch Class A Common Stock, other than USAi, convert their shares into shares of Ticketmaster Online-CitySearch Class B Common Stock prior to the closing.

     The terms of the Series A Preferred Stock provide for the issuance in certain circumstances of additional shares of USA/Lycos Common Stock to the holders thereof following the 39-month anniversary of the closing of the transactions. Each share of Series A Preferred Stock will be, following such anniversary, automatically converted into the right to receive a number of shares of USA/Lycos Common Stock based on the "Final Market Price" of the USA/Lycos Common Stock, which is equal to the sum of (i) .5 times the average of the 90-day, volume-weighted average closing price (the "Market Price") of the USA/Lycos Common Stock ending on (x) the 90th day following the closing, (y) the 15-month anniversary of the closing and (z) the 27-month anniversary of the closing, and (ii) .5 times the Market Price for the 90-day period ending on the 39-month anniversary of the closing (the sum of (i) and (ii), the "Final Market Price"). If the Final Market Price is equal to or greater than $257.88 (which would imply a market capitalization, based on USA/Lycos's expected initial capitalization at closing, of $45 billion), each share of Series A Preferred Stock will be converted into 1 share of USA/Lycos Common Stock, if the Final Market Price is equal to or less than $143.27 (which would imply a market capitalization, based on USA/Lycos' expected initial capitalization at closing, of $25 billion), each Series A Preferred Stock share will be convertible into no shares of USA/Lycos Common Stock and the shares of Series A preferred stock will be redeemed by USA/Lycos for $.01 per share. At Final Market Prices between $143.27 and $257.88, the shares to be issued will vary, on an interpolated basis. The Series A Preferred Stock will contain customary anti-dilution adjustments for the Final Market Price and the conversion ratio. The terms of the Series A Preferred Stock are set forth in Exhibit B to the Agreement and Plan of Reorganization, which is incorporated by reference in Ticketmaster Online-CitySearch's Form 10-K for the year ended December 31, 1998, File
No. 000-25041, as filed with the Securities and Exchange Commission (the "SEC") on March 31, 1999.

     The parties have also entered into option agreements, which under certain circumstances provide USAi and Ticketmaster Online-CitySearch with the right to acquire, in the aggregate, up to 19.9% of the outstanding Lycos Common Stock.

     The Transactions are subject to Lycos shareholder approval as well as receipt of required regulatory approvals and other customary conditions.

     Upon closing of the Transactions, Barry Diller, Chairman and Chief Executive Officer of USAi will be Chairman of the Board of USA/Lycos;
Robert J. Davis, the President and Chief Executive Officer of Lycos, will be the President and Chief Executive Officer of USA/Lycos; and Edward M. Philip, Chief Operating Officer and Chief Financial Officer of Lycos, will be the Chief Financial Officer of USA/Lycos. In addition to Mr. Diller, Messrs. Davis and Philip will be directors of USA/Lycos. Lycos will be entitled to appoint one additional director to serve for a one-year term, and USAi will appoint the remaining directors of USA/Lycos.

     The agreements summarized above are incorporated by reference in Ticketmaster Online-CitySearch's Form 10-K for the year ended December 31, 1998, File No. 000-25041, as filed with the SEC on March 31, 1999, and the foregoing summary descriptions of the agreements are qualified in their entirety by reference to such exhibits.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. The risk factors set forth in this Prospectus reflect those risks known to management as of the date of this Prospectus and which management believes could be material to our business, operating results and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Such risk factors may change over time and may differ materially from those set forth in this Prospectus.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statement as a result of a variety of factors, including those set forth in the following risk factors or elsewhere in, or incorporated by reference into, this Prospectus.

Limited Operating History

     CitySearch was incorporated in September 1995 and launched its initial local city guide service in the Raleigh-Durham-Chapel Hill metropolitan area in May 1996. Ticketmaster Online commenced online ticket sales in November 1996. Accordingly, the CitySearch and Ticketmaster Online businesses each have an extremely limited operating history upon which an evaluation of Ticketmaster Online-CitySearch and its prospects can be based. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as those in which we compete.

   These risks include, but are not limited to:

*  evolving and unpredictable business models;
*  management of growth;
*  our ability to anticipate and adapt to developing markets;
* acceptance of our services by Internet users, consumers and business customers; and
*  our ability to establish relationships with additional strategic partners.

   To address these risks, we must, among other things, do the following:

* attract and retain an audience of frequent users of our city guide, ticketing and auction services in our target markets;
*  maintain our business customer base;
* attract a significant number of new CitySearch business customers in target markets;
*  expand our sales of tickets and merchandise through Ticketmaster Online;
*  respond to competitive developments;
*  continue to form and maintain relationships with media partners;
*  continue to attract, retain and motivate qualified personnel;
*  provide superior customer service; and
* continue to develop and upgrade our technologies and commercialize our services incorporating these technologies.

     There can be no assurance that we will be successful in addressing these risks, and a failure to do so could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, we have a limited history as a company with public reporting obligations, and operating with these obligations will place substantial demands on management and our operating systems. These increased demands are requiring further expenditures to hire management personnel and to expand our operating systems. To the extent these expenditures precede or are not subsequently followed by increased revenues, our business, financial condition and results of operations could be materially and adversely affected.

Anticipated Continued Operating Losses

     Ticketmaster Online incurred net losses of $615,000 for the year ended January 31, 1997, generated net income of $2.3 million for the year ended January 31, 1998 and incurred net losses of $17.2 million for the eleven months ended December 31, 1998. As a result of the merger of Ticketmaster Online with a wholly-owned subsidiary of CitySearch in September 1998 (the "Merger"), we have recorded a significant amount of goodwill which will adversely affect our earnings and profitability for the foreseeable future. We recorded an aggregate of $315.9 million of goodwill and other intangibles, $154.8 million of which related to the transaction in which Ticketmaster Group, Inc. became a wholly-owned subsidiary of USAi, and is to be amortized through 2008, and $161.1 million of which related directly to the Merger and is to be amortized through 2003. In addition, our acquisition of CityAuction, Inc. resulted in $28.1 million in goodwill which will be amortized through 2004. To the extent the amount of such recorded goodwill is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill recorded during these time periods, the period of amortization could be shortened, which may further increase annual amortization charges. In this case, our business, financial condition and results of operations could be materially and adversely affected.

     We believe that our future profitability and success will depend in large part on, among other things:

* our ability to generate sufficient revenues from online ticketing, online auctions, sales of our Web sites to businesses and from the licensing of our technology and business systems to partners setting up our services in partner-led markets;

* the ability of Ticketmaster Corp. to maintain existing relationships and enter into new relationships with live event venues, sports franchises, promoters and other clients for which it sells live event tickets;
* the ability of Ticketmaster Corp. to obtain or retain for us the right to sell live event tickets and related merchandise online;
* our ability to effectively maintain existing relationships with our media partners;
* our ability to successfully enter into new strategic relationships for distribution and increased usage of our services; and
* our ability to generate sufficient online traffic and sales volume to achieve profitability.

     Accordingly, we expect to expend significant financial and management resources on the roll-out of our service in new owned and operated and partner-led markets, site and content development on our CitySearch.com, CityAuction.com and Ticketmaster.com sites, integration of the CitySearch, CityAuction and Ticketmaster Online services, strategic relationships, technology and operating infrastructure. As a result, we expect to incur significant additional losses and continued negative cash flow from operations for the foreseeable future. There can be no assurance that our revenues will increase or even continue at their current levels or that we will achieve or maintain profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of our business, the limited operating history of CitySearch and Ticketmaster Online and the risks associated with integrating these businesses, we believe that period-to-period comparisons of operating results are not meaningful and should not be relied upon as an indication of future performance.

Dependence on Relationship with Ticketmaster Corp.

     In connection with the merger of CitySearch and Ticketmaster Online, Ticketmaster Online, Ticketmaster Corp. and USAi entered into a license agreement, which designates, subject to certain limitations, Ticketmaster Online as Ticketmaster Corp.'s exclusive agent for online live event ticket sales and as its non-exclusive agent for the online sale of merchandise.

     We anticipate that, for the foreseeable future, a majority of our revenues will be derived from the online sale of tickets by Ticketmaster Online. Ticketmaster Online currently derives and, for the foreseeable future, will continue to derive a substantial portion of its revenues from per ticket convenience charges and per order handling charges paid by consumers in connection with online purchases of tickets to live events presented or promoted by clients of Ticketmaster Corp. Ticketmaster Online does not have contractual relationships with the entities for which it sells tickets as Ticketmaster Corp.'s agent and it is restricted under the license agreement from having such relationships, whether with current Ticketmaster Corp. clients or its potential clients. Accordingly, Ticketmaster Online's future revenues and business success are dependent on Ticketmaster Corp.'s ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients.

     For the year ended December 31, 1998, Ticketmaster Corp. processed ticket sales for over 3,750 clients. Approximately 20% of Ticketmaster Corp.'s client contracts are subject to renewal each year. Ticketmaster Online is dependent upon Ticketmaster Corp.'s ability to enter into and maintain client contracts on terms that are favorable to Ticketmaster Corp. and Ticketmaster Online. There can be no assurance that Ticketmaster Corp. will be able to enter into or maintain client contracts on such terms.

     All of Ticketmaster Online's ticket sales are processed through Ticketmaster Corp.'s systems. Under the license agreement, Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the license agreement. The license agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through December 31, 2001. As a result, Ticketmaster Online's future revenues are dependent upon Ticketmaster Corp.'s ability to process such online ticket sales in an accurate and timely manner. While we believe that, due to the perpetual right of Ticketmaster Online to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with Ticketmaster Online, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to Ticketmaster Online in excess of the requirements of the Ticketmaster license agreement and, in particular, after December 31, 2001.

     Ticketmaster Online's ability to generate ticket and merchandise sales on its Web sites is also dependent in part on Ticketmaster Corp.'s ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of Ticketmaster Corp. to maintain its existing base of clients, to establish relationships with new clients upon terms favorable to Ticketmaster Online, to obtain or retain for Ticketmaster Online the right to sell tickets and merchandise online for Ticketmaster Corp.'s clients, to process Ticketmaster Online's online ticket sales in a timely and accurate manner or at levels necessary to support Ticketmaster Online's business or to maintain and enhance the Ticketmaster brand name would have a material adverse effect on our business, financial condition and results of operations.

Control by and Relationship with USA Networks

     We are currently a direct, majority-owned subsidiary of Ticketmaster Corp., which is an indirect wholly-owned subsidiary of USAi. As of March 31, 1999, USAi owned approximately 58.7% of the total outstanding Common Stock (on a converted to Class B Common Stock basis), representing approximately 66.6% of the total voting power of the Common Stock. As a result of its ownership of Class A Common Stock, USAi has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders, except where a separate vote of the holders of Class B Common Stock is required by Delaware law. Subject to applicable Delaware law, USAi is generally not restricted with regard to its ability to control the election of our directors, to cause the amendment of our Amended and Restated Certificate of Incorporation or generally to exercise a controlling influence over our business and affairs. This control relationship may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of the Class B Common Stock.

     Subject to applicable Delaware law, USAi could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest in us, without offering to our other stockholders the opportunity to participate in such a transaction. See "Recent Developments" for a description of the pending Lycos/USA Networks transaction. In the event of a sale of USAi's interest to a third party, that third party may be able to control us in the manner that USAi is able to control us, including the ability to control the election of directors. This could adversely affect the market price of the Class B Common Stock and may adversely affect our business, financial condition and results of operations.

     USAi is currently controlled by Barry Diller, who is also a director of our company. Mr Diller is the Chairman and Chief Executive Officer of USAi. Under stockholder and governance agreements with Liberty Media and Universal Studios (two other significant USAi stockholders), Mr. Diller generally has the right to control the outcome of any matter requiring the approval of USAi stockholders, other than with respect to specified fundamental changes relating to USAi or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Copies of the governance and stockholders agreements among USAi, Universal Studios, Liberty Media and Mr. Diller have been filed with the SEC as Appendices B and C, respectively, to USAi's Definitive Proxy Statement, dated January 12, 1998 and are available from the SEC. Mr. Diller does not have an employment agreement with USAi, although he has been granted options to purchase a substantial number of shares of USAi common stock. The vesting of the unvested portion of these options, which should occur in the next two years, is conditioned on Mr. Diller remaining at USAi. If Mr. Diller no longer serves in his positions at USAi, generally Universal Studios and Liberty Media will be able to control USAi. Any change in the governance, management, operations or business of USAi could have a material adverse effect on our relationship with USAi and Ticketmaster Corp., and could materially and adversely affect our business, financial condition and results of operations.

Potential Conflicts of Interest

     Conflicts of interest may arise between us, including Ticketmaster Online, on the one hand, and USAi and its affiliates, including Ticketmaster
Corp., on the other hand, in areas relating to past, ongoing and future relationships. These relationships include:

*  our license agreement;
*  corporate opportunities:
*  indemnity arrangements;
*  tax and intellectual property matters;
*  potential acquisitions or financing transactions;
* sales or other dispositions by USAi of shares of the our Class A Common Stock held by it; and
* the exercise by USAi of its ability to control our management and affairs.

       These conflicts also may include disagreements regarding the our license agreement, including possible amendments to, or modifications or waivers of provisions of, the agreement. Due to USAi's ability to control our board of directors and subject to Delaware law, USAi may be able to effect these amendments without seeking the approval of any other party. These amendments, modifications or waivers may adversely affect our business, financial condition and results of operations. Ownership interests of our directors or officers in the USAi common stock, or service as both a director or officer of us and a director, officer or employee of USAi, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USAi. Eight of the members of our board of directors are also directors, officers or employees of USAi.

     In addition, USAi is engaged in a diverse range of media and entertainment-related businesses, including businesses engaged in electronic and online commerce (including Home Shopping Network and its USA Interactive business), and these businesses may have interests that conflict or compete in some manner with our businesses. Subject to applicable Delaware law, USAi is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us except as expressly provided by our license agreement with Ticketmaster Corp. Our Amended and Restated Certificate of Incorporation also includes provisions which provide that:

* USAi shall have no duty to refrain from engaging in the same or similar activities or lines of our business, thereby competing with us;

* USAi, its officers, directors and employees shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USAi in competition with us; and

* USAi shall have no duty to communicate or offer corporate opportunities to us and shall not be liable for breach of any fiduciary duty as a stockholder of us in connection with these opportunities, provided that certain procedures set forth in the Amended and Restated Certificate of Incorporation are followed.

     There can be no assurance that any conflicts that may arise between us and USAi, any loss of a corporate opportunity to USAi that might otherwise be available to us, or any engagement by USAi (subject to the limitations of our license agreement) in any activity that is similar to our businesses will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.

Possible Future Sales of Common Stock by USAi

     Subject to applicable federal securities laws and the restrictions set forth below, USAi may sell a significant portion of the shares of Class A Common Stock beneficially owned by it (which at March 31, 1999 represented approximately 82.1% of the outstanding Common Stock on a converted to Class B Common Stock basis) or distribute any or all of such shares of Class A Common Stock to its stockholders. Pursuant to our Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder (except in certain cases such as transfers to affiliates or other holders of Class A Common Stock). Any sales or distribution by USAi of substantial amounts of Class B Common Stock issuable upon conversion of the Class A Common Stock held by USAi in the public market or to its stockholders, or a transfer of beneficial ownership of shares of Class A Common Stock that does not constitute a transfer pursuant to the Amended and Restated Certificate of Incorporation, or the perception that these transfers, sales or distribution could occur, could adversely affect the prevailing market prices for the Class B Common Stock. USAi is not subject to any obligation to retain any portion of its controlling interest in us, except that USAi has agreed not to sell or otherwise dispose of any shares of our capital stock for a period of 180 days after the date of the Prospectus filed by us on December 3, 1998 without the prior written consent of NationsBanc Montgomery Securities LLC, the representative of the underwriters in the public offering.

Company Integration Risks

     Before the transactions that have combined CitySearch, CityAuction and Ticketmaster Online, CitySearch and CityAuction operated independently and Ticketmaster Online operated as a wholly-owned subsidiary of Ticketmaster Corp. and USAi. Our future success will depend to a significant extent on the efficient, effective and timely integration of the companies' operations. This integration includes the combination of different business models, different technologies and personnel with different expertise and backgrounds and the development of services in which CitySearch's local content, CityAuction's auction functionality, and Ticketmaster Online's live event-specific content and transactional capabilities are integrated with each other. We are also evaluating our existing technologies and our ability to support the expanded range of products and services we are expected to offer. We are currently linking the Ticketmaster Online ticketing service more closely with some of our CitySearch city guides and promoting CityAuction's services throughout the city guides. We have not executed this integration in the past, and this integration could require adaptation of existing technologies or development of new technologies. There can be no assurance that we will be able to coordinate either operational or technological integration effectively or efficiently with each other. Failure to effectively accomplish the integration of the companies' operations or the loss of any of our key employees could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Increased Ticket and Sponsorship Sales

     Our future success, and in particular our revenues and operating results, depends in large part upon our ability to increase the dollar volume of transactions through Ticketmaster Online, either by generating significantly higher levels of traffic to our CitySearch and Ticketmaster Online Web sites or by increasing the percentage of visitors to our online sites who purchase tickets or merchandise, or through some combination of the two. Our ability to increase ticket sales depends in part upon Ticketmaster Corp.'s ability to obtain the rights to sell tickets online for new Ticketmaster Corp. clients. We must also increase the number of repeat purchasers of tickets and merchandise through Ticketmaster Online. Under our license agreement with Ticketmaster Corp., Ticketmaster Corp. is generally obligated to provide order fulfillment services at least at the same level as such services were generally provided as of the date of the agreement. The license agreement obligates Ticketmaster Corp. to process a specified number of tickets sold online each year through 2001. While we believe that, due to the perpetual right of Ticketmaster Online to serve as Ticketmaster Corp.'s exclusive agent for online live event ticket sales, Ticketmaster Corp. has a substantial interest in its relationship with Ticketmaster Online, there can be no assurance that Ticketmaster Corp. will provide fulfillment services to Ticketmaster Online in excess of the requirements of the Ticketmaster license agreement and, in particular, after December 31, 2001. In addition, in order to generate sufficient revenues from sponsorship and advertising on the Ticketmaster Online Web sites, we must deliver a high level of service and compelling content in order to attract users with demographic characteristics valuable to sponsors and advertisers. There can be no assurance that we will be able to increase the dollar volume of transactions booked through our online sites, increase traffic to our online sites, increase the percentage of visitors who purchase tickets or merchandise, increase the number of repeat purchasers or increase our sponsorship and advertising revenues. In addition, there can be no assurance that we will be able to offer our online ticketing services through our city guides in our partner-led markets on terms acceptable to us. The failure to do one or more of the foregoing would likely have a material adverse effect on our business, financial condition and results of operations

Future Capital Needs; Uncertainty of Additional Financing

     Since inception, CitySearch has experienced negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations for the foreseeable future. USAi has no obligation or agreement to provide any future capital or other funding to us. We may be required to raise additional funds at some point in the future. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us. If this financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

Unpredictability of Future Revenues; Fluctuations in Operating Results

     As a result of our limited operating history, and the emerging nature of the markets in which we compete, we are unable to accurately forecast our future revenues. Our current and future expense levels are based predominantly on our operating plans and estimates of future revenues and are to a large extent fixed. For example, the CitySearch business model, particularly in our owned and operated markets, requires significant staffing to develop content and to create and maintain relationships with small- and medium-size businesses. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, financial condition and results of operations. Furthermore, we currently intend to increase our operating expenses to roll out our CitySearch service in new markets, to fund increased sales and marketing and customer service operations, to attempt to further develop our technology infrastructure and to integrate our local content with the event-specific content and transactional capabilities of Ticketmaster Online. To the extent these expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net anticipated losses in a given quarter may be greater than expected.

     We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, but are not limited to:

* Ticketmaster Corp.'s ability to maintain and increase the number of clients for which it provides online ticketing services and convenience charges;
* the ability of our partners to meet roll-out schedules for CitySearch city guide services;
*  the timing and amount of license and royalty payments from our partners;
* our ability to increase the volume of online ticket sales through the Ticketmaster Online Web site;
* our ability to increase the number of users of the CityAuction service and revenues generated from auctions;
* our ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction;
* the timing and volume of new business Web site orders and our capacity to meet such orders;
*  our ability to maintain or increase current rates of sales productivity;
* the announcement or introduction of new or enhanced sites and services by us or our competitors;

*  the amount of traffic on our online sites;
*  the amount of expenditures for online advertising by businesses;
* the level of use of the Web and online services and consumer acceptance of the Internet for services such as those offered by us;
* our ability to upgrade and develop our systems and attract personnel in a timely and effective manner;
* the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure, technical difficulties, system downtime or Internet brownouts;
*  political or economic events affecting the cities in which we operate; and
*  general economic conditions.

     Unfavorable changes in any of the above factors could adversely affect our revenues, gross margins and results of operations in future periods. In addition, Ticketmaster Online derives a majority of its revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and is directly affected by the popularity, frequency and location of these events. Factors affecting the demand for and attendance of such events include, without limitation, general economic conditions, consumer trends and work stoppages. Any occurrence or condition that results in decreased attendance or demand for such entertainment, sporting and leisure events would likely have a material adverse effect on our business, financial condition and results of operations.

     As a result of the foregoing, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. The foregoing factors which are largely unpredictable and may cause significant fluctuations in operating results may cause our annual or quarterly results of operations to be below the expectations of public market analysts or investors.

New and Uncertain Markets; Unproven Market Acceptance; Risk of Significant Business Customer Turnover

     The markets for our services have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. It is therefore difficult to predict the size and future growth rate, if any, of these markets. There can be no assurance that the markets for our services will develop or that demand for our services will emerge or become economically sustainable. The success of the Ticketmaster Online service will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and on Ticketmaster Online's ability to significantly increase online traffic and sales volume. The success of the CityAuction service will depend, in part, on users' willingness to post and purchase goods or services online. The success of CitySearch's city guide service will depend on the willingness of local businesses to pay for custom business Web sites developed by CitySearch and to retain the service, which in turn may depend on the popularity of the guides to consumers and on the actual or perceived revenues attributable to the services. If such businesses are unwilling to pay for the CitySearch service or retain the service, if the markets for our services otherwise fail to develop or develop more slowly than anticipated or if business customer turnover rates are higher than expected by us, our business, financial condition and results of operations could be materially and adversely affected. The turnover rate of business customers using CitySearch's service has been higher than we had anticipated, and there can be no assurance that such turnover rates would be at levels which would not in the future materially and adversely affect our business, financial condition and results of operations. Specifically, the turnover rate has been higher than expected due to several factors, including:

* our early belief that our services would be suited to a broader base of business customers;
* the challenges of proving advertising value to a broad range of small businesses that may not have significant experience with online services;
* our continuing refinements to our sales, production and customer service processes to meet the needs of our business customers; and
* our initial underestimation of the need for continuous marketing support of our business customers.

       There can be no assurance that businesses will elect to outsource the design, development and maintenance of their Web sites to services such as CitySearch. Businesses may elect to perform such tasks internally, particularly if third-party providers of such services prove to be unreliable, ineffective or too expensive or if software companies offer user-friendly and cost-effective tools for such purpose. In the event that a significant number of businesses internalize such tasks, such event may have a material adverse effect on our business, financial condition and results of operations.

Dependence on Continued Growth of Online Commerce

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Web and online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and commercial online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Web and online services as a medium of commerce, particularly for purchasing tickets to live events and related merchandise. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty, and there are relatively few proven services and products. The development of the Web and online services as a viable commercial marketplace is subject to a number of factors, including:

*  continued growth in the number of Internet users and users of such services;
*  concerns about transaction security;
*  continued development of the necessary technological infrastructure; and
*  the development of complementary services and products.

       If the Web and online services do not become a viable commercial marketplace, our business, financial condition and results of operations would be materially and adversely affected.

CitySearch's Reliance on Strategic Relationships

     An important element of our current business strategy with respect to the CitySearch service is to enter into agreements with local media companies to establish and support city guides. We have entered into, and intend to enter into, agreements with media companies to address opportunities. In these "partner-led" markets, we develop and design a city guide for local media companies and license certain intellectual property to such companies in exchange for certain up-front and continuing license payments and royalty payments. These royalty payments are based on the amount of revenues generated by such companies through the partner-led city guides. We currently anticipate that royalty payments from such agreements will constitute an increasing portion of our revenues in future periods. Accordingly, our success will depend in large part upon the ability of our partners to timely launch city guides in partner-led markets and the extent to which these partners are able to generate revenue through their city guides. Under the terms of our agreements with our media company partners, we have very limited control over the amount of time and financial resources that a partner devotes to the launch of a city guide or over the day-to-day operations and management of the city guide, including the marketing and sale of business Web sites to potential business customers. For example, one of our partners did not launch our city guide in accordance with our initial expectations, thereby delaying revenues subject to royalty payments payable to us. Furthermore, some of our agreements grant exclusivity in certain territories. There can be no assurance that our partners that are in the process of developing new city guides or future partners will launch their sites in a timely manner, or at all, or that if launched, such sites will generate revenues consistent with our expectations. Furthermore, we are unable to accurately forecast our revenues to be derived from these agreements with the partners. Exclusivity provisions in some of our agreements place certain limitations on our ability to license our intellectual property to other partners. There also can be no assurance that we will successfully enter into partnerships with media companies in additional cities with respect to the CitySearch service. In addition, some of our agreements with our media company partners may be terminated for failure to meet performance criteria. Any failure by one of our proposed partner-led city guides to launch in a timely manner or by one of our existing partner-led city guides to generate sufficient revenues, or a failure by us to enter into or to renew agreements with media company partners on terms favorable to us or early termination of certain existing agreements could have a material adverse effect on our business, financial condition and results of operations.

     We have entered into a license and services agreement with Classified Ventures, pursuant to which we license elements of our technology and business systems to Classified Ventures and provide services in automotive and real estate classified advertising categories. We receive significant revenues from licensing and service fees under this agreement. Under this agreement, we are restricted from entering into certain classified advertising markets and from licensing our technology and business systems to competitors of Classified Ventures. In addition, this agreement may be terminated effective 2001 by Classified Ventures and there can be no assurance that it will be renewed on terms favorable to us. Our failure to meet certain milestones under this agreement, early termination of this agreement or our inability to compete with Classified Ventures or to license technology to competitors of Classified Ventures may have a material adverse effect on our business, financial condition and results of operations.

     In our owned and operated markets, we have entered into co-promotion or distribution agreements with a number of television, radio, print media and online companies. Some of these agreements are of a short duration and there can be no assurance that our co-promotion or distribution partners with respect to the CitySearch business will not terminate their agreements with us or that we will secure additional co-promotion or distribution partners in the future which could have a material adverse effect on our business, financial condition and results of operations.

Ticketmaster Online's Reliance on Strategic Relationships

     Ticketmaster Online's business is to an extent dependent on its and Ticketmaster Corp.'s relationships with certain strategic partners relating to the sharing of certain Ticketmaster Online Web site and user links. We expect to derive significant benefits, including increased revenues and consumer awareness, from these agreements. The arrangements also include, in certain cases, non-competition provisions that restrict our ability to engage in similar activities on our own or with other partners. There can be no assurance that these relationships will continue, that such strategic relationships will be successful in any respect or that we will be able to find suitable additional or replacement strategic partners. The failure of these relationships could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Sales Personnel

     We currently derive and, for the foreseeable future, intend to derive a substantial portion of our revenues from sales of business Web sites to local businesses in markets in which we own and operate CitySearch city guides. We depend on our direct sales force to sell business Web sites in these markets. The creation of new revenue from CitySearch's city guide service and our roll-out in additional cities requires the services of a highly trained sales force working directly for us. Accordingly, a shortage in the number of trained salespeople could limit our ability to sell business Web sites as we roll out our service in new cities or to maintain or increase our number of business customers in cities in which we already operate. We have in the past and expect in the future to experience a high rate of turnover in our direct sales force. There can be no assurance that turnover will not increase in the future or have a material adverse effect on our sales, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we currently derive a portion of our Ticketmaster Online revenues from the sale of banner advertising and sponsorships. A shortage in the number of trained salespeople could limit our ability to sell additional banner advertising or sponsorships or renew existing sponsorship or advertising relationships, which could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Key Personnel; Need to Hire Additional Qualified Personnel

     Our success depends to a significant degree upon the continued contributions of our executive management team, including Charles Conn, our Chief Executive Officer. The loss of the services of Mr. Conn or other members of our management team could have a material adverse effect on our business, financial condition and results of operations. In addition, Ticketmaster Online has been managed historically by the management of Ticketmaster Corp. The success of the Company will depend upon a successful transition of Ticketmaster Online's management responsibility to our senior management team. Our employees, including our senior officers, may voluntarily terminate their employment with us at any time, and competition for qualified employees is intense. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Uncertain Acceptance and Maintenance of CitySearch Brand

     We believe that establishing and maintaining the CitySearch brand is critical to our efforts to attract consumers and business customers to our sites and that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of the CitySearch brand will depend largely on our success and our media company partners in providing high quality Internet content. Under the terms of our agreements with media company partners, we have very limited control over the content provided on the CitySearch partners' sites. If consumers and business customers do not perceive the content of our or our partners' existing sites to be of high quality, we will be unsuccessful in promoting and maintaining the CitySearch brand. Furthermore, not all of our partners promote the CitySearch brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from our owned and operated sites may be confused by the differences in interface or navigation, and any such confusion may inhibit our ability to develop our brand and network. Other than links to CitySearch's city sites, we have not entered into a significant distribution relationship with any major online search or navigation company. In order to attract and retain consumers and business customers, and to promote the CitySearch brand in response to competitive pressures, we may find it necessary to increase our budget for content or otherwise to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either we or our media company partners are unable to provide high quality content or otherwise fail to promote and maintain the CitySearch brand or if we incur excessive expenses in an attempt to improve our CitySearch content or promote and maintain the CitySearch brand, our business, financial condition and results of operations could be materially and adversely affected.

Risks Associated with Roll Out of Services

     Our future success will depend to a significant extent on our ability, on our own and with partners, to rapidly roll out the CitySearch local city guide service in additional cities in the United States and internationally. As of March 31, 1999, we had launched our local city guide service in 24 metropolitan areas and intend to expand our service in additional cities in the United States and internationally. There can be no assurance that we will be able to launch the CitySearch service in additional markets in a cost-effective or timely manner or in accordance with our planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage our reputation or the CitySearch brand. Launching the CitySearch service or future services offered by us will also require significant additional expenses and will strain our management, financial and operational resources. In particular, the launch of the CitySearch service in additional cities will require us to expand and upgrade our technology infrastructure and business systems, including our enterprise management system and our business Web site production system. We are in the process of launching a new version of the software underlying the CitySearch service. There can be no assurance that this new version will function as intended, and any failure of the software could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the existing technology used with respect to our Ticketmaster Online services would be able to accommodate increased volumes of traffic and transactions that may arise in the future. Expansion of our technology capabilities could result in significant expenses. Moreover, the strain placed on our resources by simultaneous launches of the CitySearch service in multiple cities and our efforts to integrate CitySearch's local content with the event-specific content and transactional capabilities of Ticketmaster Online may adversely affect the roll-out schedule or quality of the service in a particular city. Our failure to launch the CitySearch service in new markets in a timely and cost effective manner in accordance with our planned schedule or the lack of market acceptance of new services would have a material adverse effect on our business, financial condition and results of operations.

Risks of Fixed-Price Contracts

     The services offered by us to CitySearch business customers typically consist of the design, implementation, hosting and maintenance of customized Web sites, for which the customers are billed on a fixed-price basis, consisting of an up-front fee and monthly fees. Our failure to estimate accurately the resources and time required for providing such services, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete the services within budget, on time and to clients' satisfaction would expose us to risks associated with cost overruns and customer dissatisfaction, which could have a material adverse effect on our business, financial condition and results of operations.

Competition

     The markets for local interactive content and services are highly competitive. Currently, CitySearch's primary competitors include Digital City, Inc., a company wholly-owned by America Online, Inc. and Tribune Company, and Microsoft Corporation (Sidewalk). CitySearch also competes against search engine and other site aggregation companies which primarily serve to aggregate links to sites providing local content such as Excite, Inc. (City.Net), Lycos, Inc. (Lycos City Guide) and Yahoo! (Yahoo! Local). In addition, CitySearch competes against offerings from media companies, including Cox Interactive Media, Inc., Knight Ridder, Inc. and Zip2 Corporation, as well as offerings from several telecommunications and cable companies and Internet service providers that provide local interactive programming such as SBC Communications, Inc. (At Hand) and MediaOne Group, Inc. (DiveIn). There are also numerous niche competitors which focus on a specific category or geography and compete with specific content offerings provided by us. We may also compete with online services and other Web site operators, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets. We face different competitors in most of our CitySearch markets. For example, competitors in the San Francisco Bay Area primarily include Microsoft Corporation (Sidewalk), America Online, Inc. (Digital City) and Yahoo! (SF Bay). Competitors in Raleigh-Durham-Chapel Hill primarily include the Web site operated by The Raleigh News & Observer, WRAL-TV, trianglerestaurants.com, Digital Center (raleighonline.com), Yahoo! Local and Internet Presentations, Inc. (citydirect.com). Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products and services addressing these markets in the future. There can be no assurance that competitors will not develop services that are superior to ours or that achieve greater market acceptance than our offerings.

     The markets for the business of selling live event tickets and related merchandise is highly competitive and diverse. Ticketmaster Corp.'s and Ticketmaster Online's competitors include event facilities and promoters that handle their own ticket sales and distribution through online and other distribution channels, live event automated ticketing companies with Web sites which may or may not currently offer online transactional capabilities and certain Web-based live event ticketing companies which only conduct business online. Where facilities and promoters decide to utilize the services of a ticketing company, Ticketmaster Corp. and Ticketmaster Online compete with international, national and regional ticketing services, including TicketWeb, Telecharge (Shubert Ticketing Services), NEXT Ticketing, Advantix, ETM Entertainment Network, Dillard's, Prologue, Capital Tickets and Lasergate (Lasergate Systems, Inc.). Several of Ticketmaster Corp.'s and Ticketmaster Online's competitors have operations in multiple locations throughout the United States and compete with Ticketmaster Corp. and Ticketmaster Online on a national level, while others compete with Ticketmaster Corp. and Ticketmaster Online principally in one specific geographic region. Ticketmaster Corp. is a leading provider of live event automated ticketing services in the United States, with over 3,750 clients, and has a widely recognized brand name in the live event ticketing business. We believe that our right to act as Ticketmaster Corp.'s exclusive agent for online live event ticket sales with the exclusive, worldwide right to use the Ticketmaster trademark for such online sales will enable it to compete effectively with other online ticketing services. However, in certain specific geographic regions, including certain of the local markets in which CitySearch provides or intends to provide our local city guide service, one or more of Ticketmaster Corp.'s and Ticketmaster Online's competitors may serve as the primary ticketing service in the region. We believe that Ticketmaster Online will experience significant difficulty in establishing a significant online presence in such regions and, as a result, any local city guide for such a region may be unable to provide significant ticketing capabilities. In addition, there can be no assurance that one or more of these regional automated ticketing companies will not expand into other regions or nationally, which could have a material adverse effect on our business, financial condition and results of operations.

     Furthermore, certain of Ticketmaster Online's competitors may have financial and other resources greater than those of the Company and may introduce new Internet products and services in these markets in the future. There can be no assurance that Ticketmaster Online's competitors will not develop services superior to those of Ticketmaster Online or achieve greater acceptance than Ticketmaster Online's offerings. In addition, pursuant to our license agreement with Ticketmaster Online, Ticketmaster Online is restricted from entering into agreements with facilities, promoters or other ticket sellers for the online sale of live event tickets. As a result, Ticketmaster Online is dependent on the ability of Ticketmaster Corp. to acquire and maintain live event ticketing rights, including online ticketing rights, with facilities and promoters and to negotiate commercially favorable terms for such rights. Furthermore, substantially all of the tickets sold through Ticketmaster Online's Web site are also sold by Ticketmaster Corp. by telephone and through independent retail outlets. These sales by Ticketmaster Corp. could have a material adverse effect on Ticketmaster Online's online sales, and as a result, on our business, financial condition and results of operations.

     The online auction market is highly competitive. Currently, eBay.com dominates the online auction market, both in terms of number of users and value of goods auctioned. Search engine companies and other site aggregation companies also offer auction functionality to Web users, and there can be no assurance that other auction offerings will not attract more users and greater volumes of goods auctioned than CityAuction.

     We believe that the principal competitive factors for all our services include:

*  depth, quality and comprehensiveness of content;
*  ease of use;
*  distribution;
*  search capability; and
*  brand recognition.

       Many of our competitors have greater financial and marketing resources than we and may have significant competitive advantages through other lines of business and existing business relationships. There can be no assurance that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Offering New Business and Consumer Services

     We expect to introduce new and expanded services in order to generate additional revenues, attract more businesses and consumers, and respond to competition. For example, we recently introduced business Web sites containing new and enhanced functionality for our CitySearch business customers. We also offer services facilitating the purchase of goods by consumers from CitySearch's business customers or others. A key element of our strategy is to technologically enable our city guides so that consumers and our business customers can buy and sell goods and services online through our city guides. We have limited experience in building e-commerce functionality with our city guides. There can be no assurance that we will be able to offer e-commerce or other new services in a cost-effective or timely manner or that our efforts would be successful. Furthermore, any new service launched by us that is not favorably received by consumers could damage our reputation or our brand names. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations.

Management of Potential Growth; Risks Associated with Expansion

     Our businesses have grown rapidly in recent periods. The growth of these businesses and expansion of our consumer bases have placed a significant strain on management and operations. The growth of our businesses has resulted, and is expected in the future to result, in the growth in the number of our employees, in the establishment of offices in disparate regions of the country and in increased responsibility for both existing and new management personnel. In addition, this growth has and will put additional pressure on existing operational, financial and management information systems. Our success will depend to a significant extent on the ability of our executive officers and other members of senior management to operate effectively, both independently and as a group. To manage our growth, we must continue to implement and improve operational, financial and management information systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that we will be able to manage recent or any future expansions successfully, and any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that our CitySearch, CityAuction or Ticketmaster Online services will be able to sustain the rate of expansion that each has experienced in the past.

Dependence Upon Continued Content Development

     Our success depends in part upon our ability to deliver compelling interactive content on our CitySearch service, such as local events information, recreation, business, shopping, professional services and news/sports/weather and online ticketing services in order to attract consumers with demographic characteristics valuable to CitySearch's business customers, as well as our ability to develop and integrate compelling content with existing ticketing capabilities on the Ticketmaster Online Web site. There can be no assurance that we will be successful in developing new content and services or enhancing CitySearch's existing local city guide service, the Ticketmaster Online service or the CityAuction service on a timely basis, or that such content and services will effectively address consumer requirements and achieve market acceptance. If we, for technological or other reasons, are unable to develop and enhance CitySearch's, Ticketmaster Online's and CityAuction's local interactive content and services in a manner compatible with emerging industry standards and that allows us to attract, retain and expand a consumer base possessing demographic characteristics attractive to CitySearch's business customers, Ticketmaster Online's advertisers and sponsors, and CityAuction's users, our business, financial condition and results of operations would be materially and adversely affected.

Dependence on Increased Usage and Stability of the Internet and the Web

     The usage of the Web for services such as those offered by us will depend in significant part on continued rapid growth in the number of households and commercial, educational and government institutions with access to the Web, in the level of usage by individuals and in the number and quality of products and services designed for use on the Web. Because usage of the Web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Web will continue to increase and whether any significant market for usage of the Web for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our services.

     Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Web and could reduce the usage of the Web by businesses and individuals. In addition, to the extent that the Web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth. Any failure of the Internet to support an increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Web as a viable source of local interactive content and services, which could materially and adversely affect the acceptance of our services, which would, in turn, materially and adversely affect our business, financial condition and results of operations.

Risks Associated with International Expansion

     A component of our strategy is to continue to expand our services into international markets. We expect to expend significant financial and management resources to operate overseas and, with respect to the CitySearch service, create localized user interfaces through the launch of additional partner-led markets. We believe Ticketmaster Corp. intends to continue to expand its operations outside of the United States, which will require additional resources from Ticketmaster Online to the extent it distributes tickets online in those markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations will be materially and adversely affected. To date, we have limited experience in developing localized versions of our CitySearch online sites and marketing and distributing our products and services internationally. There can be no assurance that our partners or we will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level, such as:

* unexpected changes in regulatory requirements, tariffs and other trade barriers;
*  difficulties in staffing and managing foreign operations;
*  political instability;
*  currency rate fluctuations; and
*  potentially adverse tax consequences.

     There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

Capacity Constraints and System Disruptions; Reliance on Third-Party Systems

     The satisfactory performance, reliability and availability of our city guides, online ticketing services, auction services and our network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business Web sites and advertisements purchased and reduce the attractiveness of our CitySearch local city guides, CityAuction service, and Ticketmaster Online's online services to business customers and consumers. Our services have experienced system interruptions in the past and believe that such interruptions will continue to occur from time to time in the future. Additionally, any substantial increase in traffic on our services will require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our services may cause unanticipated system disruptions and result in slower response times. In addition, we currently depend on a limited number of suppliers for certain key technologies used to roll out and manage our services, including Exodus Communications, Inc., which hosts the CitySearch city guides, and PSINet, which hosts the Ticketmaster Online service. There can be no assurance that we will be able to expand our network infrastructure on a timely basis to meet increased demand or that key technology suppliers will continue to provide us with products and services that meet our requirements. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

     Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Substantially all of our server equipment is currently located in California in areas that are susceptible to earthquakes. Our business interruption insurance may not be sufficient to compensate us for losses that may occur and would not compensate us for the loss of consumer goodwill due to disruption of service, and any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

     In addition, our Ticketmaster Online operations are substantially dependent upon services and infrastructure provided by Ticketmaster Corp. that enable Ticketmaster Online to access information on ticket and merchandise inventory, events and consumers maintained by Ticketmaster Corp. In addition, Ticketmaster Corp. has agreed to provide all order processing, payment processing and fulfillment services for tickets to live events and merchandise ordered through Ticketmaster Online pursuant to the terms and subject to the limitations of our license agreement. Any discontinuation or disruption of these services by Ticketmaster Corp. would be disruptive to the Ticketmaster Online business and would likely have a material adverse effect on our business, financial condition and results of operations.

     We use a custom-developed system for our Ticketmaster Online ticketing operations and certain aspects of transaction processing. Ticketmaster Online has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on our online sites or the number of tickets purchased by consumers may require us to expand and upgrade further Ticketmaster Online technology, transaction-processing systems and network infrastructure. The Ticketmaster Online service has experienced, and we expect to continue to experience, temporary capacity constraints due to sharply increased traffic for certain events, which may cause unanticipated system disruptions, slower response times and degradation in levels of service. In addition, to the extent we experience delays in processing ticketing confirmations and reporting accurate financial information, our operations would be adversely affected. There can be no assurance that Ticketmaster Online's transaction-processing systems and network infrastructure will be able to accommodate such increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, there can be no assurance that Ticketmaster Online will be able to effectively upgrade and expand its transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

Online Commerce and Database Security Risks

     A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers credit card numbers. In addition, we maintain an extensive confidential database of consumer profiles and transaction information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in our database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by us, no cardholder signature is obtained. There can be no assurance that we will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Rapid Technological Change

     The Internet and the online commerce industry are characterized by the following:

*  rapid technological change;
*  changes in user and customer requirements and preferences;
*  frequent new product and service introductions embodying new technologies;
   and
* the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete.

       The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, upon:

*  on our ability to enhance our existing services;
* to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and
* to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will successfully use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.

Year 2000

     The widespread use of computer programs that rely on two-digit dates to perform computation and decision-making functions may cause computer systems, including systems and software used by us and our Web services, to malfunction prior to or in the Year 2000 and lead to significant business delays and disruptions in our business and operations in the United States and internationally. We have developed a plan to minimize the impact of this Year 2000 problem. Pursuant to the plan, we have established a Year 2000 Committee consisting of senior managers from relevant functional areas. The Year 2000 Committee has reviewed all areas of our business and operations that may be affected and has assigned responsibility for each area to individuals knowledgeable about their respective areas. The Year 2000 Committee has made these individuals responsible for the initial assessment of risk and initial estimate of hardware cost, software cost and time required to achieve compliance. We concluded our initial assessment in the fourth quarter of 1998 and are commencing implementation of remediation necessary to achieve compliance. Remediation has continued in 1999. We estimate that the dollar cost of Year 2000 compliance is approximately $200,000. However, we have not yet completed our comprehensive assessment of remediation costs and actual costs could materially differ.

     Several systems provided by third parties are required for the operation of our services, any of which may contain software code that is not Year 2000 compliant. These systems include:

*  server software used to operate our network servers;
*  software controlling routers;
*  switches and other components of our data network;
*  disk management software used to control our data disk arrays;
*  firewall, security, monitoring and back-up software used by us; and
*  desktop PC applications software.

     In most cases, we employ widely available software applications and other products from leading third party vendors, and expect that such vendors will provide any required upgrades or modifications in a timely fashion. However, any failure of third party suppliers to provide Year 2000 compliant versions of the products used by us could result in a temporary disruption of our services or otherwise disrupt our operations. In addition, our partners may operate their city guide sites in proximity to other applications that may not be Year 2000 compliant. While we intend to assign an individual to coordinate each partner's compliance efforts to ensure uninterrupted operations, we have limited ability to influence decisions by our partners. Non-compliant systems that adjoin partners' city guide applications could result in interruption or disruption of our city guide service, which in turn could reduce royalties or other amounts due to us. There can no assurance that we, our third party suppliers or our partners will be Year 2000 compliant at the end of the millennium. Failure to achieve compliance could result in complete failure or inaccessibility of our or our partners' services, and could adversely affect our business, financial condition and results of operations.

     Year 2000 compliance problems could also undermine the general infrastructure necessary to support our operations. For instance, we depend on third party Internet service providers for connectivity to the

Internet. Any interruption of service from our Internet service providers could result in a temporary interruption of our services. Moreover, the effects of Year 2000 compliance deficiencies on the integrity and stability of the Internet are difficult to predict. A significant disruption in the ability of businesses and consumers to reliably access the Internet or portions of it would have an adverse effect on demand for our services and adversely impact our business, financial condition and results of operations.

Liability for Online Content

     We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the CitySearch, CityAuction or Ticketmaster Online sites or on sites operated by our partners. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain our general liability insurance at current levels, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial conditions and results of operations.

Uncertain Protection of Intellectual Property; Risks of Third-Party Licenses

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We do not hold any patents. We pursue the registration of certain of our key trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available online. We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect that we may license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims, including patent infringement claims, against us. We license the trademark "CitySearch" from a third party, and there can be no assurance that we will be able to continue to license the trademark on terms acceptable to us. We license the trademark "Ticketmaster" and related trademarks from Ticketmaster Corp. pursuant to our license agreement with Ticketmaster Corp. We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations. We are dependent upon Ticketmaster Corp. to maintain and assert its rights to the trademarks and defend infringement claims, if any.


Risks Associated with Regulatory Matters

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, taxation, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

     Ticketmaster Online is regulated by certain state and local regulations, including, but not limited to, a law in Georgia that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way Ticketmaster Online does business, including bills that would regulate the amount of convenience charges and handling charges, are introduced from time to time in federal, state and local legislative bodies. We are unable to predict whether any such bills will be adopted and, if so, whether such legislation would have a material effect on our business, financial condition and results of operations.

Potential Governmental Investigations and Litigations

     From time to time, federal, state and local authorities have conducted investigations or inquiries with respect to Ticketmaster Corp.'s compliance with antitrust, unfair business practice and other laws. The most recent federal investigation was commenced in 1994 by the Antitrust Division of the Department of Justice and was concluded in 1995 with no enforcement action being taken against Ticketmaster Corp. In addition, we are a party to various legal proceedings involving commercial disputes and intellectual property issues arising in the ordinary course of business. While the outcomes of these proceedings are uncertain, we do not currently expect that they will have a material adverse effect on our business, financial condition or results of operations.

     USAi is a defendant (along with several of USAi's directors) in lawsuits brought in connection with the Lycos/USAi transaction. See "Recent Developments." Seven of the lawsuits are brought on behalf of our shareholders and allege that the non-USAi shareholders of our company will receive consideration in the Transactions that is "grossly inadequate" and unfair and that defendants, including USAi, breached alleged fiduciary duties to our shareholders in negotiating and approving the Transactions. These complaints seek an injunction against completion of the Transactions, rescission in the event it is completed, and damages in an unspecified amount. The remaining six lawsuits are brought on behalf of shareholders of Lycos, alleging that USAi aided and abetted alleged breaches of fiduciary duty by Lycos' directors, in that the consideration Lycos shareholders will receive in the Transactions is alleged to be grossly inadequate and unfair. These complaints seek an injunction against completion of the Transactions, rescission in the event it is completed, and damages in an unspecified amount. All these actions are pending in the Court of Chancery of the State of Delaware. The time for defendants to answer has not yet elapsed, and discovery has not yet been scheduled. USAi believes that the allegations against USAi and its directors do not have merit.

     During 1994, Ticketmaster Corp. was named as a defendant in 16 federal class action lawsuits filed in United States District Courts purportedly on behalf of consumers who were alleged to have purchased tickets to various events through Ticketmaster Corp. These lawsuits alleged that Ticketmaster Corp.'s activities violated antitrust laws. On December 7, 1994, the Judicial Panel on Multidistrict Litigation transferred all of the lawsuits to the United States District Court for the Eastern District of Missouri for coordinated and consolidated pretrial proceedings. After an amended and consolidated complaint was filed by the plaintiffs, Ticketmaster Corp. filed a motion to dismiss and, on May 31, 1996, the District Court granted that motion ruling that the plaintiffs had failed to state a claim upon which relief could be granted. On April 10, 1998, the United States Court of Appeals for the Eighth Circuit issued an opinion affirming the district court's ruling that the plaintiffs lack standing to pursue their claims for damages under the antitrust laws and held that the plaintiffs' status as indirect purchasers of Ticketmaster Corp.'s services did not bar them from seeking equitable relief against Ticketmaster Corp. Discovery on the plaintiffs' remanded claim for equitable relief is ongoing in the District Court and a trial date of July 17, 2000 has been set. On July 9, 1998, the plaintiffs filed a petition for writ of certiorari to the United States Supreme Court seeking review of the decision dismissing their damage claims. Plaintiff's petition for writ of certiorari in the United States Supreme Court was denied on January 19, 1999.

     Ticketmaster Corp. has stated that the Court's affirmance of the decision prohibiting plaintiffs from obtaining monetary damages against Ticketmaster Corp. eliminates the substantial portion of plaintiffs' claims. With respect to injunctive relief, the Antitrust Division of the United States Department of Justice had previously investigated Ticketmaster Corp. for in excess of 15 months and closed its investigation with no suggestion of any form of injunctive relief or modification of the manner in which Ticketmaster Corp. does business.

     In March 1995, MovieFone, Inc. ("MovieFone") and The Teleticketing Company, L.P. filed a complaint against Ticketmaster Corp. in the United States District Court for the Southern District of New York. Plaintiffs allege that they are in the business of providing movie information and teleticketing services, and that they are parties to a contract with Pacer Cats Corporation, a wholly owned subsidiary of Wembley plc ("Pacer Cats"), to provide teleticketing services to movie theaters. Plaintiffs also allege that, together with Pacer Cats, they had planned to begin selling tickets to live entertainment events, and that Ticketmaster Corp., by its conduct, frustrated and prevented plaintiffs' ability to do so. Plaintiffs further allege that Ticketmaster Corp. has interfered with and caused Pacer Cats to breach its contract with plaintiffs. The complaint asserts that Ticketmaster Corp.'s actions violate Section 7 of the Clayton Act and Sections 1 and 2 of the Sherman Act, and that Ticketmaster Corp. tortiously interfered with contractual and prospective business relationships and seeks monetary and injunctive relief based on such allegations. Ticketmaster Corp. filed a motion to dismiss. The court heard oral argument on September 26, 1995. In March 1997, prior to the rendering of any decision by the Court on Ticketmaster Corp.'s motion to dismiss, Ticketmaster Corp. received an amended complaint in which the plaintiffs assert essentially the same claims as in the prior complaint but have added a RICO claim and tort claims. Ticketmaster Corp. filed a motion to dismiss the amended complaint in April 1997, which is still pending. Some of the claims in this litigation are similar to claims that were the subject of an arbitration award in which MovieFone was a claimant and Pacer Cats a respondent. Among other things, the award included damages from Pacer Cats to MovieFone of approximately $22.75 million before interest and an injunction against some entities, which may include affiliates of Ticketmaster Corp., restricting or prohibiting their activity with respect to aspects of the movie teleticketing business for a specified period of time. Neither USAi, Ticketmaster Corp., nor any entity owned or controlled by Ticketmaster Corp., were parties to the arbitration. In May 1998, MovieFone filed a petition in New York state court to hold an entity affiliated with Ticketmaster Corp. in contempt of the injunction provision of the arbitration award on the grounds that such entity is a successor or assignee of, or otherwise acted in concert with, Pacer Cats. In November 1998, the court ruled that the Ticketmaster Corp. affiliate is bound by the arbitrators' findings that it is the successor to Pacer Cats and, as such, liable for breaches committed by Pacer Cats and subject to the terms of the arbitration award's injunction. The court further found that the Ticketmaster Corp. affiliate had violated the injunction and awarded MovieFone approximately $1.38 million for losses it incurred as a result of such violations. The Ticketmaster Corp. affiliate has filed a notice of appeal of the court's decision, including to seek reversal of the ruling regarding successor liability.

     There can be no assurance that we, Ticketmaster Online or Ticketmaster Corp. or our affiliates will not become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against us, Ticketmaster Online or Ticketmaster Corp. or our affiliates could limit or prevent Ticketmaster Online from engaging in its online ticketing business or subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on our business, financial condition or results of operations.

Risks Associated with Potential Acquisitions

     As part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

* the difficulty of assimilating the operations and personnel of the acquired companies;
*  the potential disruption of our ongoing business;
* the diversion of resources from our existing businesses, sites and technologies;
* the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services;
* additional expense associated with amortization of acquired intangible assets;
*  the maintenance of uniform standards, controls, procedures and policies; and
* the impairment of relationships with employees and customers as a result of any integration of new management personnel.

     There can be no assurance that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Domain Names

     We currently hold and license various Web domain names relating to our brand, including the "citysearch.com", "cityauction.com" and "ticketmaster.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

Anti-takeover Effect Of Certain Charter Provisions

     Certain provisions of our Restated Certificate of Incorporation and the Restated Bylaws and Delaware General Corporation Law Section 203 may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management of the Company. These provisions include the right of the holders of the Class A Common Stock to 15 votes per share, versus one vote per share for the holders of Class B Common Stock and provide that the stockholders may not call special meetings. In addition, our Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our Common Stock. Although we have no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or rights to purchase Preferred Stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USAi, through its ownership of Class A Common Stock, is in a position to effectively control all matters affecting us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USAi no longer be in such control.

      WHERE TO FIND MORE INFORMATION ABOUT TICKETMASTER ONLINE-CITYSEARCH

     We file special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     This Prospectus contains information concerning Ticketmaster Online-CitySearch and the sale of its Class B Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 (the "Registration Statement") which Ticketmaster Online-CitySearch has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders sell all the shares. This Prospectus is part of a Registration Statement we filed with the SEC. The documents we incorporate by reference are:

(1) Ticketmaster Online-CitySearch's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
(2) Ticketmaster Online-CitySearch's Current Report on Form 8-K dated April 29, 1999 for the acquisition of CityAuction, Inc.; and
(3) The description of the Ticketmaster Online-CitySearch's Common Stock contained in our Registration Statement on Form S-1, No. 333-64855, filed on December 2, 1998.

     We also incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Ticketmaster Online-CitySearch, Inc., 790 E. Colorado Boulevard, Suite 200, Pasadena, California 91101; the telephone number is (626) 405-0050.

                              SELLING STOCKHOLDERS

     None of the Selling Stockholders is an executive officer or director of Ticketmaster Online-CitySearch, except that Andrew Rebele became an Executive Vice President of Ticketmaster Online-CitySearch in connection with our acquisition of CityAuction, Inc. pursuant to the Merger Agreement (the "CityAuction Merger"). None of the Selling Stockholders beneficially owns, individually or in the aggregate, more than 1% of the outstanding Class B Common Stock of Ticketmaster Online-CitySearch prior to this offering, except as set forth below. All of the shares of Class B Common Stock held by the Selling Stockholders are being registered hereunder and were issued upon exercise of rights granted under restricted stock purchase agreements with CityAuction, Inc. for CityAuction Common Stock, which were subsequently converted into Ticketmaster Online-CitySearch Class B Common Stock pursuant to the
CityAuction Merger. Ten percent of the shares held by the selling stockholders are held in escrow pursuant to the Merger Agreement.


     Name                            Number of Shares
                                      Being Offered
Andrew Rebele.......................     589,619
Monica Lee..........................      65,512
Stephen Walther.....................      16,798
TOTAL...............................     671,929


     As of March 31, 1999, Mr. Rebele beneficially owned 6.5% of the Class B Common Stock of the Company. Beneficial ownership calculations are determined in accordance with the Rules of the SEC and are based on 9,238,109 shares outstanding as of March 31, 1999 as adjusted to reflect the issuance of approximately 800,000 shares of Class B Common Stock in connection with the CityAuction Merger; in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class B Common Stock that were exercisable or that will become exercisable within 60 days of March 31, 1999 are deemed outstanding for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


                              PLAN OF DISTRIBUTION

     Ticketmaster Online-CitySearch has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a Selling Stockholder after the date of this Prospectus. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders and, if such broker acts as agent for the purchaser of such shares, from such purchaser.

Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Ticketmaster Online-CitySearch has advised the Selling Stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon Ticketmaster Online-CitySearch's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rules 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of Ticketmaster Online-CitySearch, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Class B Common Stock or (ii) the average weekly trading volume in shares of Class B Common Stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from Ticketmaster Online-CitySearch or an affiliate of Ticketmaster Online-CitySearch. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding Ticketmaster Online-CitySearch. However, a person who has not been an "affiliate" of Ticketmaster Online-CitySearch at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from Ticketmaster Online-CitySearch or an affiliate of Ticketmaster Online-CitySearch.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Ticketmaster Online-CitySearch's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Insofar as indemnification by Ticketmaster Online-CitySearch for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ticketmaster Online-CitySearch pursuant to the provisions referenced in Prospectus or otherwise, Ticketmaster Online-CitySearch has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ticketmaster Online-CitySearch of expenses incurred or paid by a director, officer, or controlling person of Ticketmaster Online-CitySearch in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Ticketmaster Online-CitySearch will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                      TICKETMASTER ONLINE-CITYSEARCH, INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the SEC:

     (1) Ticketmaster Online-CitySearch's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
     (2) Ticketmaster Online-CitySearch's Current Report on Form 8-K dated April 29, 1999 for the acquisition of CityAuction, Inc.; and
     (3) The description of the Ticketmaster Online-CitySearch's Common Stock contained in the Company's Registration Statement on Form S-1, No. 333-64855, filed on December 2, 1998.

     All documents subsequently filed by Ticketmaster Online-CitySearch pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Ticketmaster Online-CitySearch's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Ticketmaster Online-CitySearch's Bylaws provides for the indemnification of officers, directors and third parties to the fullest extent permissible under Delaware Law, which provisions are deemed to be a contract between Ticketmaster Online-CitySearch and each director and officer who serves in such capacity while such bylaw is in effect.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the shares being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with Ticketmaster Online-CitySearch, to information about Ticketmaster Online-CitySearch.

ITEM 8. EXHIBITS.


   Exhibit                                              Description
    Number
           5.1  Opinion of counsel as to legality of securities being registered.
          10.1  CityAuction, Inc. 1998 Stock Plan, including form of Stock Option Agreement.
          10.2  Restricted Stock Purchase Agreement by and between CityAuction, Inc. and Monica Lee, as amended.
          10.3  Restricted Stock Purchase Agreement by and between CityAuction and Andrew Rebele, as amended.
          10.4  Restricted Stock Purchase Agreement by and between CityAuction and Stephen Walther, as amended.
          23.1  Consent of counsel (contained in Exhibit 5.1).
          23.2  Independent Auditors' Consent.
          24.1  Power of Attorney (see page II-4).

                                  ITEM 9. UNDERTAKINGS.

 A.  Ticketmaster Online-CitySearch hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 B. Ticketmaster Online-CitySearch hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Ticketmaster Online-CitySearch's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ticketmaster Online-CitySearch pursuant to law, Ticketmaster Online-CitySearch's Certificate of Incorporation or Bylaws, Ticketmaster Online-CitySearch has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ticketmaster Online-CitySearch of expenses incurred or paid by a director, officer or controlling person of Ticketmaster Online-CitySearch in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Ticketmaster Online-CitySearch will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 5th day of May, 1999.

                                    TICKETMASTER ONLINE-CITYSEARCH, INC.


                                    By:     /s/ Charles Conn
                                            Charles Conn
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes an appoints Charles Conn, Douglas McPherson and Bradley Ramberg, jointly and severally, his attorney-in-fact, each with the power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Report has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

               Signature                                 Title                           Date
---------------------------------------  -------------------------------------   ---------------------

  /s/ Charles Conn                       Chief Executive Officer (Principal          May 5, 1999
---------------------------------------  Executive Officer) and Director
Charles Conn

  /s/ Bradley Ramberg                    Chief Financial Officer and                 May 5, 1999
---------------------------------------  Vice President, Finance and
Bradley Ramberg                          Administration and Secretary
                                         (Principal Financial and Accounting
                                         Officer)

  /s/ Barry Baker                        Director                                    May 5, 1999
---------------------------------------
Barry Baker

  /s/ Terry Barnes                       Director                                    May 5, 1999
---------------------------------------
Terry Barnes


  /s/ Alan Citron                        Director                                    May 5, 1999
---------------------------------------
Alan Citron

  /s/ Eugene L. Cobuzzi                  Director                                    May 5, 1999
---------------------------------------
Eugene L. Cobuzzi

  /s/ Stuart W. Depina                   Director                                    May 5, 1999
---------------------------------------
Stuart W. Depina

  /s/ Barry Diller                       Director                                    May 5, 1999
---------------------------------------
Barry Diller

  /s/ Joseph Gleberman                   Director                                    May 5, 1999
---------------------------------------
Joseph Gleberman

  /s/ William Gross                      Director                                    May 5, 1999
---------------------------------------
William Gross


  /s/ Victor A. Kaufman                  Director                                    May 5, 1999
---------------------------------------
Victor A. Kaufman

  /s/ Robert Kavner                      Director                                    May 5, 1999
---------------------------------------
Robert Kavner

  /s/ William D. Savoy                   Director                                    May 5, 1999
---------------------------------------
William D. Savoy

  /s/ Allan Spoon                        Director                                    May 5, 1999
---------------------------------------
Allan Spoon

  /s/ Thomas Unterman                    Director                                    May 5, 1999
---------------------------------------
Thomas Unterman

                               INDEX TO EXHIBITS

   Exhibit                                     Description
   Number
          5.1  Opinion of counsel as to legality of securities being registered.
         10.1  CityAuction, Inc. 1998 Stock Plan, including form of Stock Option
               Agreement.
         10.2  Restricted Stock Purchase Agreement by and between CityAuction, Inc. and
               Monica Lee, as amended.
         10.3  Restricted Stock Purchase Agreement by and between CityAuction and Andrew
               Rebele, as amended.
         10.4  Restricted Stock Purchase Agreement by and between CityAuction and Stephen
               Walther, as amended.
         23.1  Consent of counsel (contained in Exhibit 5.1).
         23.2  Independent Auditors' Consent.
         24.1  Power of Attorney (see page II-4).